Exhibit 10.1

November 7, 2021

Duddell Street Acquisition Corp.

8/F Printing House

6 Duddell Street, Hong Kong

Attention: Manoj Jain, Chief Executive Officer

Email: manoj.jain@masocapital.com

FiscalNote Holdings, Inc.

1201 Pennsylvania Avenue NW

Washington D.C. 20004

Attention: Josh Resnik,

SVP, General Counsel and Chief Content Officer

Email: josh.resnik@fiscalnote.com

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Merger Agreement”) by and among Duddell Street Acquisition Corp., a Cayman Islands exempted company (together with its successors, including the resulting Delaware corporation after the consummation of the Domestication, “DSAC”) and FiscalNote Holdings, Inc., a Delaware corporation (together with its successors, including the surviving corporation in the Merger, the “Company”). Any capitalized term used in this Sponsor Letter Agreement (this “Sponsor Letter Agreement”) but not defined herein will have the meaning ascribed thereto in the Merger Agreement.

As of the date hereof, (a) Duddell Street Holdings Limited, a Cayman Islands limited liability company (“Sponsor”) is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,325,000 DSAC Class B Ordinary Shares and (b) Maso Capital Investments Limited, a Cayman Islands exempted company (“MCIL”), Blackwell Partners LLC - Series A, a Delaware limited liability company (“Blackwell”) and Star V Partners LLC, a Tennessee limited liability company (“Star” and collectively with MCIL and Blackwell, “Maso”) are the record and beneficial owners of 4,000,000 DSAC Class A Ordinary Shares (Maso, collectively with Sponsor, the “Sponsor Parties”) (the shares described in clauses (a) and (b) above, including the shares of Newco Common Stock into which such shares are converted as a result of the Domestication and the consummation of the transactions contemplated by the Merger Agreement, the “Sponsor Party Held Shares”) and Sponsor is the record and beneficial owner of 7,000,000 DSAC Common Warrants (the “Sponsor Warrants”). As of the date hereof, (i) Marc Holtzman (“Holtzman”) is the record and beneficial owner of 25,000 DSAC Class B Ordinary Shares and (ii) Bradford Allen (“Allen”) is the record and beneficial owner of 25,000 DSAC Class B Ordinary Shares, (Allen, collectively with Holtzman, the “Insiders”) (the shares described in clauses (i) and (ii) above, including the shares of Newco Common Stock into which such shares are converted as a result of the Domestication and the consummation of the transactions contemplated by the Merger Agreement, together with the Sponsor Party Held Shares, the “Founder Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor Parties, DSAC, the Company and the Insiders agree as follows:

1.            Redemption and Voting.

(a)            The Sponsor Parties and the Insiders agree that if DSAC seeks shareholder approval of the transactions contemplated by the Merger Agreement, the Sponsor Parties and the Insiders shall not redeem any Founder Shares or any other shares of common stock in DSAC owned by them in connection with shareholder approval of the transactions contemplated by the Merger Agreement.

(b)            Prior to the earlier of (x) date on which this Sponsor Letter Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the holders of DSAC Ordinary Shares (the “DSAC Shareholders”), and in each written consent or resolutions of any of the DSAC Shareholders in which the Sponsor Parties and the Insiders are entitled to vote or consent, each of the Sponsor Parties and the Insiders hereby unconditionally and irrevocably agree to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares held by them or other equity interests of DSAC entitled to vote over which they have voting power (i) in favor of, and to adopt and approve, as applicable, the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby, (ii) in favor of the initial nominees to the Newco Board pursuant to Section 9.06 of the Merger Agreement, (iii) in favor of the other matters set forth in the Merger Agreement to the extent required for DSAC to carry out its obligations thereunder, and (iv) in opposition to: (A) any Acquisition Transaction and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of DSAC to consummate the transactions contemplated by the Merger Agreement or any Ancillary Agreement or (2) which are in competition with or materially inconsistent with the Merger Agreement or any Ancillary Agreement or (B) any other action or proposal involving DSAC or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Ancillary Agreement or would reasonably be expected to result in any of the conditions to DSAC’s obligations under the Merger Agreement not being fulfilled.

(c)            Each of the Sponsor Parties and the Insiders agree not to deposit, and to cause its Affiliates not to deposit, any Founder Shares held by them in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by the Company and DSAC in connection with the Merger Agreement, the Ancillary Agreements or the transactions contemplated thereby.

(d)            Each of the Sponsor Parties and the Insiders agree, except as contemplated by the Merger Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of DSAC in connection with any vote or other action with respect to transactions contemplated by the Merger Agreement or any Ancillary Agreement, other than to recommend that the DSAC Shareholders vote in favor of the adoption of the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e)            Each of the Sponsor Parties and the Insiders agree that during the Voting Period they shall not, without DSAC’s and the Company’s prior written consent, (i) make or attempt to make any Transfer of Founder Shares held by them except to an Affiliate which signs a joinder to this Agreement in a form reasonably acceptable to DSAC and the Company agreeing to be bound by this Section 1; (ii) grant any proxies or powers of attorney with respect to any or all of the Founder Shares held by them; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect any of the Sponsor Parties’ or the Insiders’ ability to perform its obligations under this Section 1. DSAC hereby agrees to reasonably cooperate with the Company in enforcing the transfer restrictions set forth in this Section 1.

(f)            In the event of any equity dividend or distribution, or any change in the equity interests of DSAC by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Founder Shares” shall be deemed to refer to and include the Founder Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares may be changed or exchanged or which are received in such transaction.

(g)            During the Voting Period, the Sponsor Parties and the Insiders agree to provide to DSAC, the Company and their respective Representatives any information regarding such parties or the Founder Shares held by them that is reasonably requested by DSAC, the Company or their respective Representatives and required in order for the Company and DSAC to comply with Sections 9.04 (Proxy Statement; Registration Statement) and 9.08 (Form 8-K Filings) of the Merger Agreement. To the extent required by Applicable Law, each Sponsor Party and Insider hereby authorizes the Company and DSAC to publish and disclose in any announcement or disclosure required by the SEC, NASDAQ or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Sponsor Parties’ and the Insiders’ identity and ownership of Founder Shares and the nature of the Sponsor Parties’ and the Insiders’ commitments and agreements under this Agreement, the Merger Agreement and any other Ancillary Agreements; provided that such publication or disclosure is made in compliance with the provisions of the Merger Agreement.

2.            Anti-Dilution Adjustment Waiver. Pursuant to Article 18 of the DSAC Governing Document, Sponsor and the Insiders, in their capacity as the holder of at least a majority of two-thirds of the outstanding DSAC Class B Ordinary Shares, hereby (but subject to the consummation of the Closing) waive the provisions of Article 13 of the DSAC Governing Document to have the DSAC Class B Ordinary Shares convert to DSAC Class A Ordinary Shares at a ratio of greater than one-for-one, and any rights to other anti-dilution protections with respect to the DSAC Class B Ordinary Shares (or the shares of Newco Class B Common Stock issued upon conversion thereof in connection with the Domestication), that may result from the issuance of shares of Newco Common Stock in connection with the transactions contemplated by the Merger Agreement or pursuant to the PIPE Financing. For the avoidance of doubt, the foregoing waiver does not waive Sponsor’s and the Insiders’ rights under Article 14 of the DSAC Governing Document, which provides that in no event may any Founder Shares convert into shares of Newco Common Stock at a ratio that is less than one-for-one.

3.            Working Capital Loans. The Prospectus permits loans made by Sponsor or an affiliate of Sponsor or any of DSAC’s officers or directors (each, a “Lender”), on such terms as to be determined by DSAC from time to time, to finance transaction costs in connection with an intended initial Business Combination (“Working Capital Loans”). DSAC and Sponsor, each on its own behalf and on behalf of its affiliates (including the officers and directors of DSAC), hereby agrees, and shall take such necessary or appropriate actions so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, at or prior to the Closing, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of DSAC.

4.            Board Designees.

(a)            From and after the Closing, provided that if CFIUS Approval has not been received as of the Closing, then this Section 4(a) and the appointment of the Sponsor Designees shall be effective immediately following the receipt of CFIUS Approval, Sponsor shall be entitled to nominate two director designees (the “Sponsor Designees”) to serve on the board of directors of Newco; provided that one of the Sponsor Designees shall satisfy the independence requirements under the NASDAQ listing rules as determined by the board of directors of Newco. Newco shall (i) include each Sponsor Designee in its slate of nominees for election to the board of directors of Newco at each annual or special meeting of the stockholders of Newco at which the seat held by such Sponsor Designee previously nominated by Sponsor is subject to election and (ii) recommend that Newco’s stockholders vote in favor of the election of such Sponsor Designee at such annual or special meeting of Newco’s stockholders and shall otherwise support such Sponsor Designee in a manner no less rigorous and favorable than the manner in which Newco supports its other nominees. Newco and the board of directors of Newco shall take all necessary actions to ensure that, at all times when a Sponsor Designee is eligible to be appointed or nominated hereunder, there are sufficient vacancies on the board of directors of Newco to permit such designation. For the avoidance of doubt, Sponsor shall not be required to comply with the advance notice provisions generally applicable to the nomination of directors by Newco so long as Sponsor provides reasonable advance notice to Newco of its Sponsor Designee prior to the mailing of the applicable proxy statement by Newco (provided that Newco shall provide reasonable advance notice to Sponsor of the expected mailing date of such proxy).

(b)            From and after the Closing, provided that if CFIUS Approval has not been received as of the Closing, then this Section 4(b) shall be effective immediately following the receipt of CFIUS Approval, and until such time as Sponsor and its Affiliates and their respective Permitted Transferees (as defined herein) cease to be the beneficial owners, directly or indirectly, of securities of Newco representing more than 2% of the combined voting power of Newco’s then outstanding voting securities, Sponsor shall vote in favor of the slate of nominees as proposed by Newco to its stockholders for election to the board of directors of Newco at each annual or special meeting of the stockholders of Newco convened for such purpose, including the initial composition of board of directors of Newco pursuant to Section 9.06 of the Merger Agreement.

5.            Restriction on Sale of Securities.

(a)            Subject to, and conditioned upon the occurrence and effective as of, the Effective Time, Section 7 of that certain letter agreement dated as of October 28, 2020 and executed by DSAC, Sponsor and the Insiders (as defined therein) (the “Insider Letter”) shall be amended and restated to provide in its entirety as follows: “[Reserved].”

(b)            Each of the Sponsor Parties and the Insiders hereby agrees and covenants that, such Person will not, (i) during the period from the Closing Date and ending on the date that is 180 days following after the Closing Date (the “Initial Lock-Up Period”), Transfer any of the equity interests of Newco beneficially owned by such Person immediately after the Effective Time (including shares of Newco Common Stock and Newco Common Warrants, and all shares of Newco Common Stock purchased by the Sponsor Parties in the PIPE Financing) (collectively, the “Restricted Securities”), and (ii) during the period from the date that is 180 days following after the Closing Date and ending on the first anniversary of the Closing Date (the “Subsequent Lock-Up Period” and together with the Initial Lock-Up Period, the “Lock-Up Period”), Transfer more than 50% of each type of the Restricted Securities (any Transfer prohibited under clause (i) or (ii) above, a “Prohibited Transfer”). If any Prohibited Transfer is made or attempted contrary to the provisions of this Sponsor Letter Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Newco shall refuse to recognize any such purported transferee of such Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 5, Newco may impose stop-transfer instructions with respect to the Restricted Securities of each of the Sponsor Parties and the Insiders until the end of the Lock-Up Period, as well as include customary legends on any certificates for any of the Restricted Securities reflecting the restrictions under this Section 5.

(c)            Notwithstanding the provisions set forth in Section 5(b), the following Transfers of Restricted Securities during the Lock-Up Period are permitted: (i) to Newco’s officers or directors, or any Affiliates or family members of any of Newco’s officers or directors; (ii) in the case of an individual, Transfers by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order; (v) in the case of an entity, Transfers to a stockholder, partner, member or Affiliate of such entity; (vi) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vii) transactions relating to Newco Common Stock or other securities convertible into or exercisable or exchangeable for Newco Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period; (viii) the exercise of any options or warrants to purchase Newco Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); (ix) Transfers to Newco or the Surviving Corporation to satisfy tax withholding obligations pursuant to the Surviving Corporation’s equity incentive plans or arrangements; (x) the entry, by the applicable holder of the Restricted Securities that is party hereto, at any time after the Closing, of any trading plan providing for the sale of Newco Common Stock by such holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for, or permit, any Prohibited Transfer and no public announcement or filing is voluntarily made or required regarding such plan during the Initial Lock-Up Period; (xi) transactions in the event of Newco’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the equityholders of the Surviving Company or Newco, as applicable, having the right to exchange their equity interests of Newco for cash, securities or other property; (xii) Transfers by a party hereto in sell-to-cover transactions to satisfy tax obligations of such party in connection with such party’s receipt of Newco Common Stock following the vesting and settlement of Company RSUs, if applicable; provided, however, that, in the case of the foregoing clauses (i) through (vi) and (xii), for such Transfer to be effective, the transferee must enter into a written agreement with Newco agreeing to be bound by this Section 5. The transferees with respect to any of the Transfers described in clauses (i) through (vi) of the preceding sentence are referred to herein as “Permitted Transferees.”

(d)            For purposes of this Agreement, “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(e)            For purposes of this Section 5, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Shareholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

6.            DSAC Transaction Expenses.

(a)            If the unpaid DSAC Transaction Expenses (excluding any DSAC Transaction Expenses to the extent attributable to (i) the PIPE Financing Amount exceeding $175 million or (ii) any shareholder litigation related to the transactions contemplated by the Merger Agreement) are in excess of thirty million dollars ($30,000,000) (the amount of such excess, the “Excess Expense Amount”) as of immediately prior to the Closing, Sponsor agrees to pay the Excess Expense Amount in cash by wire transfer of immediately available funds to DSAC concurrently with the Closing.

(b)            Immediately prior to the Closing, Sponsor shall cause to be delivered and surrendered for cancellation any stock certificates, warrants or any similar instruments or securities evidencing or representing the Sponsor Party Held Shares owned by Sponsor and/or Sponsor Warrants to be forfeited, terminated and cancelled pursuant to Section 6(a).

7.            This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by DSAC, or after the Closing, Newco and, before the Closing, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after a termination of the Merger Agreement in accordance with its terms prior to the Closing.

8.            No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor Parties, the Insiders, DSAC and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9.            Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.03 (Notices) of the Merger Agreement to the applicable party at its principal place of business. Any notice to Sponsor or any of the Insiders shall be sent to the address set forth on such Person’s signature page hereto.

10.            This Sponsor Letter Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing. In the event of a termination of the Merger Agreement in accordance with its terms prior to the Closing, this Sponsor Letter Agreement shall be of no force or effect. No such termination or reversion shall relieve the Sponsor Parties, DSAC or the Company from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

11.            Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Letter Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Letter Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Letter Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy laws, other similar Applicable Law affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

12.            Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

13.            Sections 12.05, 12.07, 12.08, 12.09, 12.13, 12.15 and 12.16 of the Merger Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

14.            Standstill. From and after the Closing, Sponsor agrees that, unless specifically requested or approved in writing in advance by the Newco on behalf of the Newco Board, none of Sponsor or any of its Representatives acting on its behalf will, at any time during such period as Sponsor has any Sponsor Designee on the Newco Board and for a subsequent period expiring on the earlier of (i) one year thereafter, or (ii) the Sponsor and its Affiliates owning less than two percent (2%) of the then outstanding shares of Newco Common Stock (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly: (a)  publicly offer to enter into, or publicly propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with Newco or any direct or indirect subsidiary thereof (except any non-public proposal to the Newco Board that would not require Newco, Sponsor or any other Person to make any public announcement or other disclosure with respect thereto); (b) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving Newco or any direct or indirect subsidiary thereof; (c) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of Newco or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (d) otherwise publicly seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company, or any direct or indirect subsidiary thereof; (e)  enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (d) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of Newco or any of its subsidiaries; or (f) make any public disclosure, or take any action, that would require Newco, Sponsor or any other Person to make any public announcement or other disclosure with respect thereto. Notwithstanding the foregoing, the restrictions set forth in this Section 14 shall not limit, restrict or prohibit (1) any acquisition, directly or indirectly, by purchase or otherwise, of any securities or direct or indirect rights or options to acquire any securities (including any derivative securities or contracts or instruments in any way related thereto) of Newco, (2) the service of any Sponsor Designee, and seeking to obtain the election of any Sponsor Designee, as a director of Newco pursuant to Section 4, or (3) any confidential, non-public discussions with or communications or proposals to management or the Newco Board by Sponsor or its Representatives, including any Sponsor Designee, that would not require Newco, Sponsor or any other Person to make any public announcement or other disclosure with respect thereto.

15.            Restrictions on Transfer of Newco Common Stock.

(a)            Except with the prior written consent of the Company, Sponsor shall not: (i) sell an aggregate amount of shares of Newco Common Stock during any twelve (12)-week period in excess of the aggregate amount of the daily trading volume of the Newco Class A Common Stock for all trading days occurring during the trailing one (1)-month period; or (ii) from and after such time as no Newco Class B Common Stock remains outstanding, in a single transaction or series of transactions, Transfer (by operation of law or otherwise), directly or indirectly, more than one percent (1%) of the then outstanding shares of Newco Common Stock to any one purchaser (or group of associated or affiliated purchasers or purchasers otherwise acting in concert), except for any Transfer to any Permitted Transferees; provided, however, that, for such Transfer to be effective, the transferee must enter into a written agreement with Newco agreeing to be bound by this Section 15.

(b)            Any Transfer or attempted Transfer of shares of Newco Common Stock in violation of this Section 15 shall, to the fullest extent permitted by Law, be null and void ab initio, and Newco shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Newco.

16.            Non-Disparagement.

(a)            Sponsor shall not, directly or indirectly, whether for the Sponsor’s own account or for the account of any other Person, intentionally make any statement, written or oral, that would disparage the Company or any of its Subsidiaries or the reputation of the Company or any of its Subsidiaries or any of their respective officers, managers, directors or employees; provided that it shall not be a violation of this Section 16(a) for such Sponsor to make, directly or indirectly, truthful statements under oath, as required by Law or as part of a litigation or administrative agency proceeding.

(b)            The Company shall not, directly or indirectly, whether for the Company’s own account or for the account of any other Person, intentionally make any statement, written or oral, that would disparage the Sponsor or the reputation of the Sponsor or any of their respective officers, managers, directors or employees; provided that it shall not be a violation of this Section 16(b) for the Company to make, directly or indirectly, truthful statements under oath, as required by Law or as part of a litigation or administrative agency proceeding.

[Signature Pages Follow]

Sincerely,

Duddell Street Holdings Limited

By:	/s/ Manoj Jain
	Name:	Manoj Jain
	Title:	Director
	Address:	c/o Duddell Street Acquisition Corp., 8/F Printing House, 6 Duddell Street, Hong Kong

Maso Capital Investments Limited

By:	/s/ Sohit Khurana
	Name:	Sohit Khurana
	Title:	Authorized Signatory
	Address:	c/o Maso Capital Partners Limited 8/F Printing House, 6 Duddell Street, Hong Kong

Blackwell Partners LLC - Series A

By:	/s/ Sohit Khurana
	Name:	Sohit Khurana
	Title:	Authorized Signatory

Star V Partners LLC

By:	/s/ Sohit Khurana
	Name:	Sohit Khurana
	Title:	Authorized Signatory

/s/ MARC HOLTZMAN
MARC HOLTZMAN
Address:

/s/ BRADFORD ALLEN
BRADFORD ALLEN
Address:

Acknowledged and Agreed:

Duddell Street ACQUISITION CORP.

By:	/s/ Manoj Jain
	Name:	Manoj Jain
	Title:	Director

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

FISCALNOTE HOLDINGS, INC.

By:	/s/ Timothy Hwang
	Name:	Timothy Hwang
	Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]